For Immediate Release:

Investor Relations Contact: Joe Allman
Republic Airways Holdings
Tel. (317) 246-2612

Republic Airways Holdings reports fourth quarter and full year 2014 financial results

Indianapolis, Indiana (February 24, 2015) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported financial results for the fourth quarter and full year ended December 31, 2014. Key points include:

•
Republic’s pre-tax income excluding special items, for the fourth quarter of 2014 was $32.1 million, an 8.4% increase over the fourth quarter or 2013. Republic’s adjusted income from continuing operations for the fourth quarter of 2014 was $19.8 million, or $0.39 per diluted share, and its adjusted pre-tax margin was 9.3%.

•
For the full year of 2014, Republic’s pre-tax income, excluding special items, was $120.2 million, a $17.7 million increase over 2013. Republic’s adjusted income from continuing operations for 2014 was $73.4 million, or $1.40 per diluted share, with an adjusted pre-tax margin of 8.7%.

•
On a GAAP basis, including special items, Republic’s fourth quarter 2014 pre-tax loss was $1.4 million, pre-tax margin was -0.4% and income from continuing operations was $11.7 million, or $0.23 per diluted share. On a GAAP basis, including special items, Republic’s 2014 pre-tax income was $85.2 million, pre-tax margin was 6.2% and income from continuing operations was $64.3 million, or $1.24 per diluted share.

•
On January 1, 2015, Republic completed its consolidation of all Chautauqua Airlines operations onto the Shuttle America operating certificate. All operating aircraft and related employees are now transferred to Shuttle America's operation. Republic hopes to sell the remaining Chautauqua Airlines entity and related assets during the first half of 2015.

•
During the fourth quarter of 2014, Republic extended the service terms of aircraft under its fixed-fee capacity purchase agreements with US Airways, Inc. and Delta Air Lines, Inc. Republic also agreed to operate an additional nine E170 aircraft for Delta Air Lines, Inc.

“We took some significant steps in 2014 in our effort to simplify and streamline our business,” said Republic Airways Holdings Chairman, President and CEO Bryan Bedford.  “While this simplification strategy results in near-term transition expenses, such as the fleet impairment charge we took this quarter, the actions that we’ve taken in 2014 and that we intend to take in 2015 are key to the future success of our airline.”

The Company reported the following key metrics for the three months and years ended December 31, 2014 and 2013:

	Three Months ended December 31,			Years ended December 31,
(Unaudited)	2014	2013	% Increase / (Decrease)	2014	2013	% Increase / (Decrease)
(in millions, except as noted)
Available seat miles (ASMs)	3,753	3,511	6.9%	14,651	13,486	8.6%
Block hours (hours)	190,934	194,676	(1.9)%	763,011	749,931	1.7%
Operating revenues	$345.2	$346.5	(0.4)%	$1,375.4	$1,346.5	2.1%
Adjusted pre-tax income from continuing operations	$32.1	$29.6	8.4%	$120.2	$102.5	17.3%
Adjusted pre-tax Margin	9.3%	8.5%	0.8 pts	8.7%	7.6%	1.1 pts
Adjusted income from continuing operations	$19.8	$16.5	20.0%	$73.4	$61.4	19.5%
Adjusted income from continuing operations per diluted share	$0.39	$0.30	30.0%	$1.40	$1.13	23.9%
Adjusted EBITDA from continuing operations	$106.8	$96.5	10.7%	$411.9	$362.9	13.5%
Adjusted EBITDA margin from continuing operations	30.9%	27.8%	3.1 pts	29.9%	27.0%	2.9 pts

Operating Revenue Highlights
Total operating revenues for 2014 increased by 2.1% to $1,375.4 million compared to $1,346.5 million for 2013. Fixed-fee service revenues increased $72.4 million, or 5.7%, to $1,348.5 million due to increased E175 flying with American Airlines, offset by the removal of a combined 27 small jets from United and American fixed-fee service. Passenger service revenue decreased $46.3 million because of the removal of the last two E190 aircraft operating under a pro-rate agreement with Frontier.

Operating Expense Highlights
Wages and benefits increased $7.7 million, or 9.0%, to $93.2 million for the quarter and $25.9 million, or 7.6%, to $368.0 million for the full year 2014 primarily due to increased E175 operations, an increase in the cost of benefits we provide to our employees and the financial impact of the newly imposed pilot flight and duty regulations (FAR117) in 2014.

Fuel expense for the fourth quarter of 2014 decreased $3.4 million, or 43.6%, to $4.4 million due to a 0.8 million gallon reduction in gallons consumed as a result of reduced E190 aircraft operations for Frontier. The fuel cost per gallon, including into-plane taxes and fees, decreased to $3.28 per gallon in the fourth quarter of 2014, compared to $3.62 per gallon in the prior year's fourth quarter.

Fuel expense for the full year 2014 decreased $22.5 million, or 50.1%, to $22.4 million compared to $44.9 million for the prior year. Gallons consumed decreased 51.1% because of reductions in E190 aircraft under pro-rate operations at Frontier. The fuel cost per gallon, including into-plane taxes and fees, increased to $3.67 per gallon during 2014, compared to $3.60 per gallon in the prior year.

Landing fees and airport rents decreased $2.0 million to $6.1 million for the quarter and $19.5 million to $26.9 million for the full year 2014. Beginning in June 2013, landing fee expense and the related pass-through reimbursement revenue from United fixed-fee operations were no longer incurred as United began paying airports directly for its landing fee costs. Landing fee expense was also favorably impacted by a decrease related to the reduction in small jet and pro-rate operations with Frontier.

Maintenance and repair decreased $8.4 million, or 12.4%, in the fourth quarter of 2014, primarily due to a decrease in flying of 27 small jet aircraft, offset by the increase in engine maintenance relating to our GE motors on our E170 and E175 aircraft.

Insurance and taxes decreased $2.6 million to $4.0 million for the quarter and $5.2 million to $19.9 million for the full year 2014, primarily due to a decrease in property tax expense, which is a pass through cost under our fixed-fee agreements, coupled with the removal of 27 small jet aircraft flying.

Depreciation and amortization increased $5.6 million to $45.8 million for the quarter and $22.3 million to $173.0 million for the full year 2014, primarily due to the increase in the E175 operations, offset by lower depreciation costs on small jet operations.

The impairment and other charges in 2014 were due to impairment and other charges on owned E140 aircraft which were abandoned of $19.9 million; owned E190 aircraft which are in the process of being sold of $14.4 million; owned Q400 aircraft which are scheduled to come out of service in the third quarter of 2016 of $13.3 million, and a loss on sale of E190 aircraft of $5.8 million. The 2013 impairment charges of $21.2 million related to owned E190 aircraft and the write-off of maintenance deposits on leased E190 aircraft.

Fleet Highlights
During 2014, our operational fleet decreased from 258 to 244. The company took delivery of 22 E175 aircraft, permanently parked 15 E140 aircraft, temporarily parked 13 E145 aircraft, sold two E190 aircraft and leased three E145 aircraft and three E190 aircraft.

During 2014, we took delivery of 22 E175 aircraft and removed 28 small regional jets.

In December 2014, we completed the sale of two E190 aircraft and executed an agreement to sell three other E190 aircraft. The sale of these five aircraft will leave us with two owned E190 aircraft and three leased E190 aircraft that are expected to be removed from fixed-fee charter service in August of 2015. We expect to return the three leased aircraft to the lessor in 2015 and the remaining two aircraft are under a firm sales agreement.

Balance Sheet and Liquidity
The Company's total cash balance decreased $55.1 million to $245.6 million as of December 31, 2014, compared to December 31, 2013. Restricted cash decreased $2.3 million, to $21.7 million, from December 31, 2013, due to the escrow requirements under our fixed-fee charter agreements. The Company's unrestricted cash balance decreased $52.8 million, to $223.9 million, from December 31, 2013 due primarily, to equity investments in new aircraft and the redemption of the $22.3 million and $26.5 million convertible notes on April 7, 2014 and October 28, 2014, respectively. The Company also purchased 212,881 shares of its common stock on the open market, during the third quarter of 2014 for total consideration of $2.1 million. A consolidated balance sheet and summary cash flow statement have been included in the tables section of this release.

The Company's debt increased to $2.34 billion as of December 31, 2014, compared to $2.17 billion at December 31, 2013, primarily related to the financing of 22, new E175 aircraft purchased for our American Airlines fixed-fee agreement. As of December 31, 2014, approximately 98% of our debt is at a fixed interest rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company's consolidated balance sheet. At a 6% discount factor, the present value of these lease obligations was approximately $0.48 billion and $0.59 billion as of December 31, 2014, and December 31, 2013, respectively.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Republic Airlines, Shuttle America and Chautauqua Airlines, collectively “the airlines.” As of December 31, 2014, the airlines operated a combined fleet of about 245 aircraft and offered scheduled passenger service on more than 1,300 flights daily to approximately 100 cities in the U.S., Canada and the Caribbean through fixed-fee flights operated under our major airline partner brands, including American Eagle, Delta Connection, United Express, and US Airways Express. The Company currently employs about 6,500 aviation professionals. For more information about Republic Airways, please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its fourth quarter 2014 results at 10 a.m. (EST) Wednesday, February 25, 2015. This call is being webcast by Thomson/Reuters and can be accessed at the Republic Airways Holdings' website, www.rjet.com. Those wishing to participate can do so by calling (800) 638-4817. International callers can participate by calling +1 (617) 614-3943; the passcode is 77916084.

To listen to a telephone replay of the webcast, call (888) 286-8010 and use password 60946835. International telephone replay will be available by calling +1 (617) 801-6888 and using the same password. The replay will be available from 2 p.m. (EST) February 25, 2015, to 11:59 p.m. (EST) March 4, 2015.

Additional Information

In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways' beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (In millions, except per share amounts)

	Three Months Ended December 31,			Years Ended December 31,
	2014	2013	% Increase / (Decrease)	2014	2013	% Increase / (Decrease)
OPERATING REVENUES:
Fixed-fee service	$339.3	$334.9	1.3%	$1,348.5	$1,276.1	5.7%
Passenger service	—	4.7	(100.0)%	—	46.3	(100.0)%
Other	5.9	6.9	(14.5)%	26.9	24.1	11.6%
Total operating revenues	345.2	346.5	(0.4)%	1,375.4	1,346.5	2.1%
OPERATING EXPENSES:
Wages and benefits	93.2	85.5	9.0%	368.0	342.1	7.6%
Aircraft fuel	4.4	7.8	(43.6)%	22.4	44.9	(50.1)%
Landing fees and airport rents	6.1	8.1	(24.7)%	26.9	46.4	(42.0)%
Aircraft and engine rent	31.7	31.0	2.3%	126.0	122.6	2.8%
Maintenance and repair	59.2	67.6	(12.4)%	251.1	251.6	(0.2)%
Insurance and taxes	4.0	6.6	(39.4)%	19.9	25.1	(20.7)%
Depreciation and amortization	45.8	40.2	13.9%	173.0	150.7	14.8%
Promotion and sales	—	0.2	(100.0)%	—	2.3	(100.0)%
Impairment and other charges	33.5	—	100.0%	53.4	21.2	151.9%
Other	39.8	43.2	(7.9)%	149.2	148.6	0.4%
Total operating expenses	317.7	290.2	9.5%	1,189.9	1,155.5	3.0%

OPERATING INCOME	27.5	56.3	(51.2)%	185.5	191.0	(2.9)%
OTHER INCOME (EXPENSE):
Interest expense	(29.7)	(29.1)	2.1%	(119.7)	(112.2)	6.7%
Fair value gain - restructuring asset	—	—	—%	18.4	—	100.0%
Other, net	0.8	2.4	(66.7)%	1.0	2.5	(60.0)%
Total other expense	(28.9)	(26.7)	8.2%	(100.3)	(109.7)	(8.6)%

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1.4)	29.6	(104.7)%	85.2	81.3	4.8%

INCOME TAX EXPENSE	(13.1)	13.1	(200.0)%	20.9	33.0	(36.7)%

INCOME FROM CONTINUING OPERATIONS	11.7	16.5	(29.1)%	64.3	48.3	33.1%

Loss from discontinued operations, net of tax	—	(0.9)	(100.0)%	—	(21.6)	(100.0)%

NET INCOME	$11.7	$15.6	(25.0)%	$64.3	$26.7	140.8%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (In millions, except per share amounts)

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE - BASIC	0.23	0.33	(30.3)%	1.29	0.98	31.6%
INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE - DILUTED	0.23	0.30	(23.3)%	1.24	0.92	34.8%
NET INCOME PER COMMON SHARE - BASIC	0.23	0.31	(25.8)%	1.29	0.54	138.9%
NET INCOME PER COMMON SHARE - DILUTED	0.23	0.29	(20.7)%	1.24	0.52	138.5%

Weighted average common shares
Basic	49.9	49.5	0.8%	49.8	49.2	1.2%
Diluted	51.2	54.9	(6.7)%	52.4	54.6	(4.0)%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (In millions, except shares and per share amounts)

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$223.9	$276.7
Restricted cash	21.7	24.0
Receivables - net of allowance for doubtful accounts of $2.6 and $1.5, respectively	20.7	48.3
Inventories	60.9	71.9
Prepaid expenses and other current assets	15.6	17.7
Deferred income taxes	16.4	15.7
Total current assets	359.2	454.3
Aircraft and other equipment, net	2,860.9	2,563.6
Maintenance deposits	53.2	36.6
Intangible and other assets, net	220.7	216.8
Total assets	$3,494.0	$3,271.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$309.0	$276.2
Accounts payable	19.3	28.9
Accrued liabilities	142.9	163.8
Total current liabilities	471.2	468.9
Long-term debt - less current portion	2,030.2	1,890.6
Deferred credits and other non-current liabilities	88.1	100.7
Deferred income taxes	284.0	260.4
Total liabilities	2,873.5	2,720.6
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; one vote per share;150,000,000 shares authorized; 59,821,243 and 59,704,943 shares issued and 50,024,780 and 49,525,594 shares outstanding, respectively	—	—
Additional paid-in-capital	427.4	420.2
Treasury stock, 9,546,147 and 9,333,266 shares at cost, respectively	(183.9)	(181.8)
Accumulated other comprehensive loss	(2.2)	(2.6)
Accumulated earnings	379.2	314.9
Total stockholders' equity	620.5	550.7
Total liabilities and stockholders' equity	$3,494.0	$3,271.3

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In millions)

	Years Ended December 31,
	2014	2013

NET CASH FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS	$320.5	$240.6

INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(569.2)	(476.0)
Proceeds from sale of aircraft and other assets	41.3	46.2
Aircraft deposits	(27.5)	(30.0)
Change in restricted cash	2.3	(4.3)

NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS	$(553.1)	$(464.1)

FINANCING ACTIVITIES:
Payments on debt	(271.1)	(205.6)
Proceeds from debt issuance and refinancing	539.2	470.0
To redeem convertible notes	(48.7)	—
Payments on early extinguishment of debt and refinancing	(37.0)	(58.7)
Proceeds from exercise of stock options	2.6	4.1
Purchase of treasury stock	(2.1)	—
Other, net	(3.1)	(4.1)

NET CASH FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS	$179.8	$205.7

DISCONTINUED OPERATIONS
Cash from operating activities	—	90.3
Cash from investing activities	—	70.0
Cash from financing activities	—	(40.1)

LESS: NET CASH FROM DISCONTIUED OPERATIONS, excluding proceeds from sale of Frontier of $83.7 million included in cash from investing activities from discontinued operations in 2013.	—	36.5

NET CHANGES IN CASH AND CASH EQUIVALENTS	(52.8)	65.9
CASH AND CASH EQUIVALENTS—Beginning of period	$276.7	$210.8
CASH AND CASH EQUIVALENTS—End of period	$223.9	$276.7

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended December 31,
	2014	2013	Change
Operating Highlights
Operating aircraft at period end:
44-50 seats[7]	41	72	(43.1)%
69-99 seats[8]	203	186	9.1%
Block hours[5]	190,934	194,676	(1.9)%
Departures	105,476	113,195	(6.8)%
Passengers carried	5,591,756	5,588,810	0.1%
Revenue passenger miles ("RPM") (millions)[1]	2,882	2,689	7.2%
Available seat miles ("ASM") (millions)[2]	3,753	3,511	6.9%
Passenger load factor[3]	76.8%	76.6%	0.2 pts
Cost per ASM, including interest expense (cents)[4]	8.36	9.03	(7.4)%
Cost per ASM, including interest expense and excluding fuel expense (cents)[4]	8.25	8.80	(6.3)%
Gallons consumed	1,343,163	2,152,181	(37.6)%
Average cost per gallon	$3.28	$3.62	(9.4)%
Average daily utilization of each aircraft (hours)[6]	9.4	9.7	(3.1)%
Average length of aircraft flight (miles)	507	468	8.3%
Average seat density	70	66	5.9%

1.	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

2.	Available seat miles are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

3.	Passenger load factor is revenue passenger miles divided by available seat miles.

4.
Costs (in all periods) exclude impairments, fair value gain and other non-operating income. Total operating and interest expenses excluding other impairment charges is not a calculation based on accounting principles generally accepted in the United States of America and should not be considered as an alternative to total operating expenses. Cost per available seat mile utilizing this measurement is included as it is a measurement recognized by the investing public relative to the airline industry.

5.	Hours from takeoff to landing, including taxi time.

6.	Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

7.
Excludes 11 owned and four leased E140 aircraft that were permanently parked, one owned and 12 leased E145 aircraft that were temporarily parked, and one owned E135 aircraft and 11 owned E145 aircraft that are leased to other operators, as of December 31, 2014.

8.	Excludes three owned E190 aircraft and three owned E170 aircraft that are leased to other operators, as of December 31, 2014.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

	Years Ended December 31,
	2014	2013	Change
Operating Highlights
Operating aircraft at period end:
44-50 seats[7]	41	72	(43.1)%
69-99 seats[8]	203	186	9.1%
Block hours[5]	763,011	749,931	1.7%
Departures	425,596	440,255	(3.3)%
Passengers carried	22,576,914	21,498,826	5.0%
Revenue passenger miles ("RPM") (millions) [1]	11,494	10,290	11.7%
Available seat miles ("ASM") (millions) [2]	14,651	13,486	8.6%
Passenger load factor [3]	78.5%	76.3%	2.2 pts
Cost per ASM, including interest expense (cents) [4]	8.57	9.22	(7.0)%
Cost per ASM, including interest expense and excluding fuel expense (cents)[4]	8.42	8.89	(5.3)%
Gallons consumed	6,108,054	12,481,012	(51.1)%
Average cost per gallon	$3.67	$3.60	1.9%
Average daily utilization of each aircraft (hours) [6]	9.5	9.7	(2.1)%
Average length of aircraft flight (miles)	498	472	5.5%
Average seat density	69	65	6.2%

1.	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

2.	Available seat miles are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

3.	Passenger load factor is revenue passenger miles divided by available seat miles.

4.
Costs (in all periods) exclude impairments, fair value gain and other non-operating income. Total operating and interest expenses excluding other impairment charges is not a calculation based on accounting principles generally accepted in the United States of America and should not be considered as an alternative to total operating expenses. Cost per available seat mile utilizing this measurement is included as it is a measurement recognized by the investing public relative to the airline industry.

5.	Hours from takeoff to landing, including taxi time.

6.	Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

7.
Excludes 11 owned and four leased E140 aircraft that were permanently parked, one owned and 12 leased E145 aircraft that were temporarily parked, and one owned E135 aircraft and 11 owned E145 aircraft that are leased to other operators, as of December 31, 2014.

8.	Excludes three owned E190 aircraft and three owned E170 aircraft that are leased to other operators, as of December 31, 2014.

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to its comparable GAAP basis financial measures. The company believes that the non-GAAP financial measures provide investors meaningful measurements of the Company's financial performance.

	Three months ended		Full Year
	31-Dec-14		31-Dec-14

($ in millions, except per share amounts)		EPS(1)		EPS(1)
Pre-tax income (loss) from continuing operations	$(1.4)	$(0.02)	$85.2	$1.62
Adjustments:
Impairment and other charges	33.5	0.65	53.4	1.02
Chautauqua Restructuring Gain	—	—	(18.4)	(0.35)
Adjusted pre-tax income from continuing operations	$32.1	$0.63	$120.2	$2.29
Adjusted income tax expense (2)	12.3	0.24	46.8	0.89
Adjusted income from continuing operations	$19.8	$0.39	$73.4	$1.40
Pre-tax margin (GAAP)	(0.4)%		6.2%
Adjusted pre-tax margin	9.3%		8.7%

	Three months ended		Full Year
	31-Dec-13		31-Dec-13

($ in millions, except per share amounts)		EPS(1)		EPS(1)
Pre-tax income from continuing operations	$29.6	$0.54	$81.3	$1.49
Adjustments:
E190 impairment	—	—	21.2	0.39
Adjusted pre-tax income from continuing operations	$29.6	$0.54	$102.5	$1.88
Adjusted income tax expense (3)	13.1	0.24	41.1	0.75
Adjusted income from continuing operations	$16.5	$0.30	$61.4	$1.13
Pre-tax margin (GAAP)	8.5%		6.0%
Adjusted pre-tax margin	8.5%		7.6%

(1) Diluted EPS, continuing ops
(2) Adjusted income tax expense was calculated using an estimated effective tax rate that approximates the statutory rate.
(3) Represents actual tax expense for the quarter ended December 31, 2013. For the year ended December 31, 2013, represents actual tax expense plus the tax effect of adjustments calculated at an estimated tax rate that approximates the statutory rate.

Adjusted EBITDA:
	Three months ended December 31,		Year ended December 31,
($ in millions)	2014	2013	2014	2013
Income from continuing operations	$11.7	$16.5	$64.3	$48.3
Plus:
Income tax expense	(13.1)	13.1	20.9	33.0
Interest expense	28.9	26.7	118.7	109.7
Depreciation and amortization	45.8	40.2	173.0	150.7
EBITDA from continuing operations	$73.3	$96.5	$376.9	$341.7
Adjustments:
Impairment and other charges	33.5	—	53.4	21.2
Chautauqua restructuring gain	—	—	(18.4)	—
Adjusted EBITDA from continuing operations	$106.8	$96.5	$411.9	$362.9
EBITDA margin %	21.2%	27.8%	27.4%	25.4%
Adjusted EBITDA margin %	30.9%	27.8%	29.9%	27.0%